Exhibit 10.1

[GAP INC. LETTERHEAD]

February 4, 2008 Sabrina Simmons

Dear Sabrina,

This letter is to confirm your appointment as Corporate Executive Vice President and Chief Financial Officer, Gap Inc. In this position you will continue to report to Glenn Murphy, Chairman and CEO, Gap Inc.

Salary. Effective on the Start Date, your annual salary was increased to $675,000, payable every two weeks. You are scheduled to receive a performance review in March 2008.

Start Date. Your first day in your new position was January 16, 2008.

Annual Bonus. Based on your position as Corporate Executive Vice President, you will continue to be eligible for an annual bonus based on achievement of Gap Inc. and/or Division financial objectives as well as individual performance. Under the current program, your annual target bonus will be 75% of your base salary. Depending on results, your actual bonus, if any, may be higher or lower and can reach a maximum of 150%. Bonus payments will be prorated based on active time in position, divisional or country assignment and changes in base salary or incentive target that may occur during the fiscal year. Your annual bonus for fiscal year 2007 is scheduled for payment in March 2008. You must be employed by Gap Inc. on the payment date with a performance rating of “On Target” or above to receive an award. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Stock Award. The Compensation and Management Development Committee of the Board of Directors approved a stock award grant to you on January 16, 2008 (“date of grant”) covering 125,000 shares of Gap Inc. common stock, subject to the provisions of the Company's stock plan. Stock awards are in the form of units that are paid in Gap Inc. stock upon vesting. The award will vest as shown in the schedule below, provided you are employed with Gap Inc. on the vesting date.

Stock Award of 62,500 shares vesting two years from date of grant

Stock Award of 62,500 shares vesting three years from date of grant

Performance Stock Awards. Based on your position as Corporate Executive Vice President, you will continue to be eligible for performance stock awards. Performance stock awards reward achievement of Gap Inc. and/or Division financial objectives. Under the current program, your annual target for this program is equal to 40% of your base salary. Depending on results, your actual performance stock award, if any, may be higher or lower and can reach a maximum of 80%. Performance stock awards will be prorated based on active time in position, changes in base salary, or changes to the performance stock award target that may occur during the fiscal year. Awards are made in the form of performance units that are paid in Gap Inc. stock upon vesting. For fiscal 2007, the award of your performance stock units is scheduled to be made in March 2008 provided you are

Sabrina Simmons February 4, 2008 Page Two

employed by Gap Inc. on the date of the award with a performance rating of “On Target” or above. The number of performance units will be determined in March 2008 by dividing the value of the award as a percentage of base salary by the fair market value of Gap Inc. common stock on the award date, rounded down to the nearest whole performance unit. The award will vest 50% two years from the date of grant and 50% three years from the date of grant provided you are employed by Gap Inc. on the vesting dates. Awards are subject to approval by the Committee and the provisions of Gap Inc.’s stock plan. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Awards are subject to income tax withholding upon vesting.

You may be eligible for future Long-Term Incentive Awards as a participant in the Focal Review process.

Termination/Severance. In the event that your employment is involuntarily terminated by the Company for reasons other than For Cause (as defined below) prior to February 13, 2009, the Company will provide you the following if, within 45 days following your "separation from service" within the meaning of Section 409A of the Internal Revenue Code (the "Release Deadline”), you sign and do not revoke a general release of claims in the form requested by the Company:

(1) Your then current salary, at regular pay cycle intervals, for eighteen months commencing at the beginning of the next pay period following the Release Deadline (the “severance period”). Payments will cease if you accept other employment or professional relationship with a competitor of the Company (defined as another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually), or if you breach your remaining obligations to the Company (e.g., your duty to protect confidential information, agreement not to solicit Company employees). Payments will be reduced by any compensation you receive during the severance period from other employment or professional relationship with a non-competitor.

(2) Through the end of the period in which you are receiving payments under paragraph (1) above, if you elect COBRA coverage, payment of a portion of your COBRA coverage equal to the Company-paid portion of comparable active employee coverage as in effect on your termination date. In order to receive this benefit, the Company may require that you substantiate your COBRA coverage.

(3) Through the end of the period in which you are receiving payments under paragraph (1) above, reimbursement for your costs to maintain the financial counseling program the Company provides to senior executives from time to time. The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. Reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the reimbursement is incurred but not later than the end of the second calendar year following the calendar year of your separation from service.

(4) The vesting on the Release Deadline of stock options and stock awards that otherwise would not have vested as of your termination date from the date of termination up to and including the date 18 months from your termination date, provided that the stock options and stock awards shall otherwise remain subject to their terms. This provision is not applicable to any stock options or stock awards that have performance-based vesting.

Sabrina Simmons February 4, 2008 Page Three

The payments above are taxable income to you and are subject to tax withholding. If the aggregate amount that would be payable to you under paragraphs (1) and (3) above through the date which is six months after your separation from service exceeds the limit under Treas. Reg. Section 1.409A-1(b)(9)(iii)(A) and you are a “specified employee” under Treas. Reg. Section 1.409A-1(i) on the date of your separation from service, then the excess will be paid to you no earlier than the date which is six months after the date of such separation. This delay will only be imposed to the extent required to avoid the tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Internal Revenue Code. Any delayed payment instead will be made on the first business day following the expiration of the six month period, as applicable.

The term “For Cause” shall mean a good faith determination by the Company that your employment be terminated for any of the following reasons: (1) indictment, conviction or admission of any crimes involving theft, fraud or moral turpitude; (2) engaging in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; or (3) breaching Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct.

At any time, if you voluntarily resign your employment from Gap Inc. or your employment is terminated For Cause, you will receive no compensation, payment or benefits after your last day of employment. If your employment terminates for any reason, you will not be entitled to any payments, benefits or compensation other than as provided in this letter.

Recoupment Policy. On February 14, 2007, the Board of Directors (“Board”) adopted a recoupment policy as described in this paragraph. You hereby agree and understand that subject to the discretion and approval of the Board, the Company will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to an executive officer or other member of the Company’s executive leadership team after April 1, 2007 where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company will seek to recover the individual executive’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.

Abide by Company Policies. You agree to abide by all applicable Company policies including, but not limited to, policies contained in the Code of Business Conduct. As a Corporate Executive Vice President, you are now subject to Stock Ownership Requirements for Gap Inc. Executives which can be found on Gapinc.com. You also agree to abide by the attached Confidentiality and Non-Solicitation Agreement during and after your employment with Gap Inc.

Insider Trading Policies. Based on the level of your position, you will be subject to Gap Inc.'s Securities Law Compliance Manual, which among other things places restrictions on your ability to buy and sell Gap Inc. stock and requires you to pre-clear trades. If you do not already have a copy of the compliance manual, or have questions about it, you should contact Ingrid Freire in Gap Inc. Stock Administration, at (415) 427-4697.

Sabrina Simmons February 4, 2008 Page Four

Employment Status. You understand that your employment is still “at-will”. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way or precluding Gap Inc. from revoking this offer of employment at any time. You are free to resign at any time. Similarly, the Company is free to terminate your employment at any time for any reason. The only way your at-will status can be changed is if you enter into an express written contract with the Company that contains the words “this is an express contract of employment” and is signed by an officer of the Company. In the event that there is any dispute over the terms, enforcement or obligations under this agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys fees and costs incurred to enforce the agreement.

Please review this agreement, sign one set of the enclosed originals and return to Eva Sage-Gavin at Gap Inc. You may keep the other original for your personal records.

Sabrina, congratulations on this latest achievement in your career at Gap Inc.

Yours sincerely,

_/s/ Glenn Murphy _________________________ Glenn Murphy Chairman and CEO, Gap Inc.

Confirmed this 6th day of February, 2008

_/s/ Sabrina Simmons ________________________ Sabrina Simmons

CONFIDENTIALITY & NON-SOLICITATION AGREEMENT

     I, Sabrina Simmons, acknowledge that the services I will perform for Gap Inc. are unique and extraordinary and that I will be in a relationship of confidence and trust with Gap Inc. As a result, before or during my employment with Gap Inc., I will acquire “Confidential Information” that is (1) owned or controlled by Gap Inc., (2) in the possession of Gap Inc. and belonging to third parties, and/or (3) conceived, originated, discovered or developed in whole or in part by me. Confidential Information includes trade secrets and other confidential or proprietary business, technical, strategic, marketing, legal, personnel or financial information, whether or not my work product, in written, graphic, oral or other tangible or intangible forms, including, but not limited to: strategic plans; unannounced product information, specifications or designs; sales and pricing practices; computer programs; drawings, diagrams, models; vendor or customer names; employee lists or organizational charts; company telephone directories; individual employee compensation and benefits information; business or marketing plans; studies, analyses, projections and reports; communication with attorneys; and software systems and processes. Any information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary.

     I agree that I will keep the Confidential Information in strictest confidence and trust. I will not, without the prior written consent of Gap Inc.’s General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, during or after my employment, except as is necessary in the ordinary course of performing my duties while employed by Gap Inc., or if required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, provided that prior to such disclosure, Gap Inc. is given reasonable advance notice of such order and an opportunity to object to such disclosure.

     I agree that in the event my employment is terminated for any reason, I will immediately deliver to Gap Inc. all company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

     In order to protect the Confidential Information, I agree that so long as I am employed by Gap Inc., and for a period of one year thereafter, I will not, directly or indirectly, on behalf of me, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of Gap Inc.’s employees. I further agree that I will not directly or indirectly, on behalf of me, any other person or entity, interfere or attempt to interfere with Gap Inc.’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with Gap Inc.

     I agree now, and after my employment with the Company terminates not to, directly or indirectly, disparage the Company in any way or to make negative, derogatory or untrue statements about the Company, its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity.

ACKNOWLEDGED AND AGREED TO THIS 6th DAY OF FEBRUARY, 2008.

/s/ Sabrina Simmons Sabrina Simmons